Exhibit 10.4

CONSULTING AGREEMENT

This Consulting Agreement (as supplemented from time to time by any SOWs, as defined below, this “Agreement”) is made effective as of August 21, 2023 (the “Effective Date”), by and between SoftBank Group Corp., a corporation organized and existing under the laws of Japan (the “Company”), and Arm Limited, a limited company organized and existing under the laws of England and Wales (“Arm”). The Company and Arm hereby agree as follows:

1. Services. The Parties agree that from time to time Arm shall provide certain consulting or other advisory services (the “Services”) to the Company and/or any affiliates designated by the Company (excluding Arm and its subsidiaries) (“SBG”) as described in any mutually agreed and executed statements of work, in the form attached hereto as Exhibit A (each a “SOW”). Such Services may include the provision of strategic and technical consultancy and/or advisory services in relation to certain transactions, partnerships or other arrangements of the Company (directly or indirectly through any of its designated affiliates). Arm shall provide such Services on an ad hoc basis pursuant to the terms of any agreed SOW, and the Parties may designate certain individual employees and/or consultants of Arm or its subsidiaries (each such individual, a “Consultant” and collectively, the “Consultants”) to perform such Services, in each case. The Services shall be provided in accordance with the terms of this Agreement and any SOW. In the event of any conflict between this Agreement and any SOW, the terms of such SOW shall apply.

2. Oversight of Services.

a. Arm shall, and shall procure that each of the Consultants shall, provide the Services with reasonable care and skill and Arm shall supervise, manage, appraise and, if needed, discipline each of the Consultants during the Term (as defined in paragraph 6 below). Each of the Consultants shall report only to personnel employed by Arm. Arm shall, and shall procure that each Consultant shall, provide to the Company all such information and reports in connection with matters relating to the provision of the Services in accordance with, and at such intervals as are set out in, the relevant SOW.

b. The Company shall monitor each of the Consultants’ activities in connection with the Services and shall refer any management issues to Arm. Arm shall use reasonable endeavours to resolve any such issues promptly on request by the Company.

3. Confidential Information.

a. Definition. “Confidential Information” means all information or materials the Disclosing Party treats as proprietary or confidential, including, without limitation, information or materials which: (a) relates to the Disclosing Party’s past, present and future research, development, business activities, intentions, plans, products, services, financial, investment, technical knowledge, know-how, operations, processes, personnel, customers, suppliers, trade secrets, findings, data, analysis, intellectual property rights; and (b) has been identified as confidential or would be understood to be confidential by a reasonable person. “Person” means any corporation, company, partnership, other entity or individual. “Disclosing Party” means the party to this Agreement providing its Confidential Information to the other party, and “Recipient” means the party to this Agreement receiving Confidential Information from the Disclosing Party. “Representatives” means as to any of the party hereto, its directors, officers, employees, agents and advisors, including without limitation attorneys, accountants, insurers, auditors and financial advisors.

b. Limited Use. Confidential Information of the Disclosing Party may be used by the Recipient only in connection with the Services.

c. Non-Disclosure; Degree of Care. The Recipient shall (i) not disclose, and cause its Representatives not to disclose, in any manner whatsoever, in whole or in part, any Confidential Information to any Person, (ii) disclose Confidential Information to its Representative only if they (A) are actively and directly participating in the Services and (B) are subject to obligations (contractual, legal or fiduciary) to maintain the confidentiality of such Confidential Information, and (iii) protect the confidentiality of the Disclosing Party’s Confidential Information in the same manner they protect the confidentiality of their own Confidential Information of like kind, but in no event shall use less than reasonable care to protect the Confidential Information of the Disclosing Party from unauthorized use and unauthorized disclosure. The Recipient shall inform its Representatives who receive Confidential Information of the terms of this Agreement. Recipient shall be liable to the Disclosing Party for any breach of this Agreement by its Representatives. Should a party learn that any of the Recipient’s Representatives intend to breach this Agreement, Recipient agrees, at its sole expense, to take reasonable measures to restrain its Representatives from making or allowing to be made prohibited or unauthorized disclosures of Confidential Information.

d. Freedom of Use. Subject to the provisions of Section 4, nothing in this Agreement shall prohibit or limit either party’s use of information (including, but not limited to, ideas, concepts, know-how, techniques, and methodologies) (i) previously known to Recipient, prior to its receipt from Disclosing Party, (ii) independently developed by Recipient without use of the Confidential Information, (iii) acquired by it from a third party which was not, to the Recipient’s knowledge, under an obligation to the Disclosing Party not to disclose such information, or (iv) which is or becomes publicly available through no breach of this Agreement by the Recipient.

e. Compelled Disclosure. If the Recipient or any of its Representatives is required by law to disclose the Disclosing Party’s Confidential Information, the Recipient shall provide the Disclosing Party with prompt notice of the requirement, consult with Disclosing Party regarding the disclosure and use its reasonable best efforts to disclose only information that is required by law or requested by a government agency. Notwithstanding the foregoing, nothing prohibits the Recipient or any of its Representatives from reporting possible violations of law or regulation to any governmental agency or entity or making other disclosures the Recipient or any of its Representatives are entitled to disclose under the Public Interest Disclosure Act 1998 or pursuant to the whistleblower provisions of the European Union or its member state laws or regulations, or the United States or its State and local laws or regulations; provided, that the Recipient makes the disclosure in accordance with the provisions of such laws or regulations and will use reasonable efforts to request that such agency or entity treat such information as confidential.

f. Ownership. All Confidential Information is the exclusive property of its Disclosing Party and no express or implied license or right to or under any patents, trade secrets, copyrights, trademarks or other rights is granted by this Agreement or any disclosure of Confidential Information hereunder.

g. Retainer of Materials. Upon Disclosing Party’s request, the Recipient shall return its Confidential Information, and all copies, reproductions, summaries, analyses or extracts thereof or based thereon (whether in hard-copy form or on intangible media, such as electronic mail or computer files), in the Recipients’ or its Representatives’ possession, save for any copies held pursuant to tax or compliance obligations to which the Recipient or its Representatives are subject or held in bona fide disaster recovery systems, which are not generally accessible.

4. Protection of Personal Information.

a. Definitions. “Controller” means any entity that determines the purposes and means of Processing. “Data Exporter” means the party to this Agreement or an SOW that discloses or transfers Personal Information to the other party for the purposes of providing the Services under this Agreement and any applicable SOW. “Data Importer” means the party to this Agreement or an SOW that receives or accesses Personal Information from the Data Exporter for the purposes of providing the Services under this Agreement and any applicable SOW. Personal Information” means information that identifies, directly or indirectly, an individual or relates to an identifiable individual. “Process” or “Processing” means the collection, recording, organization, structuring, alteration, access, disclosure, copying, transfer, storage, retention, deletion, combination, restriction, adaptation, retrieval, consultation, destruction, disposal, sale, sharing, augmentation or other use of Personal Information, whether by automated means or otherwise. “Processor” means any entity (other than the Controller) that Processes Personal Information on the Controller’s behalf. “Security Incident” means (i) any accidental or unauthorized access, acquisition, use, modification, disclosure, loss, destruction of or damage to Personal Information, (ii) any action that prevents Personal Information being accessed either on a temporary or permanent basis, or (iii) any other unauthorized Processing of Personal Information.

b. Data Protection Principles. Each party acknowledge that it may process Personal Information disclosed by the other party for the purposes of providing the Services under this Agreement and any applicable SOW. Each party shall comply with all applicable laws relating to the protection of Personal Information. The Data Importer shall (i) Process such Personal Information consistent with the specific, legitimate and lawful purposes agreed between the parties, (ii) take reasonable steps to keep the Personal Information accurate and up-to-date for the intended limited and specified Processing purposes, (iii) Process only Personal Information that is relevant and required for the intended Processing purposes (as set out in the relevant SOW or as otherwise agreed between the parties), unless otherwise permitted by applicable law; (iv) retain Personal Information only as long as necessary and consistent with the purposes for which it was collected or Processed; (v) limit access to Personal Information to individuals who have a legitimate business need to access the Personal Information for the intended Processing purposes. The parties acknowledge and agree that Confidential Information may include Personal Information, in which case such Personal Information shall be afforded the protections set out in Section 3 of this Agreement. The provisions of Section 3(e) shall apply in respect of Personal Information, as though such Personal Information were Confidential Information.

c. Data Importer as Controller. Where the Data Importer is acting as a Controller (i) the parties agree that they are independent Controllers of the Personal Information disclosed and are each responsible for compliance with all laws applicable to Controllers including, without limitation, establishing a lawful basis for Processing the Personal Information, (ii) the Data Importer will promptly notify the disclosing party whenever it reasonably believes that there has been a Security Incident and each party will cooperate with the other in investigating, containing, remediating or recording the Security Incident and any resulting damage, including assisting with any notifications to affected individuals, regulators and third parties, (iii) the parties shall cooperate in good faith in addressing any requests or complaints from an individual with respect to Personal Information Processed in connection with the provision of Services under this Agreement and shall provide reasonable assistance to each other to comply with such requests or address such complaints.

d. Arm as Processor. If Arm acts as a Processor in connection with any Services provided under this Agreement or a SOW, the parties shall enter into such terms as are required by applicable law in respect of such Processing, including under Article 28 of the U.K. General Data Protection Regulation.

e. International Data Transfers. In respect of any transfer of Personal Information that is subject to the EU or U.K. General Protection Regulation, the Data Exporter shall only transfer Personal Information to a Data Importer located outside of the U.K. or European Economic Area (as applicable) if (i) the transfer is covered by a decision adopted by a competent authority with jurisdiction over the Data Exporter declaring that a jurisdiction meets an adequate level of protection of Personal Information, (ii) the parties have entered into appropriate safeguards, such as the EU Standard Contractual Clauses and/or U.K. International Data Transfer Agreement, or (iii) an appropriate derogation or exemption applies under applicable law.

5. Reimbursement for Expenses. The Company shall reimburse Arm for all actual and reasonable expenses Arm incurs in connection with performing the Services (including, but not limited to, any applicable third party costs or taxes arising directly in connection with the provision of the Services and all costs incurred at the Company’s written direction or with its express prior written consent). All invoices must be sent to the Company’s Accounts Payable department for approval and processing. Invoices shall be paid by, or on behalf of, the Company within 45 days of receipt of invoice.

6. Applicable Law. Each party undertakes that it shall comply with all applicable laws and regulations in the course of performing or receiving (as applicable) the Services.

7. Term; Termination. This Agreement is effective as of the Effective Date and will continue unless earlier terminated as set forth below (the “Term”). Either party may terminate this Agreement at any time, without penalty and with or without cause, upon ten (10) days’ written notice to the other party (provided that any actual and reasonable expenses incurred by Arm in providing such Services in accordance with Section 5 shall be payable provided they were incurred prior to the termination date).

8. Intellectual property.

a. Arm shall grant SBG a perpetual non-exclusive, irrevocable, royalty-free, world-wide license to use, copy, display, distribute, transmit and prepare derivative works of: (i) the products and data resulting from the Services (collectively, the “Work Products”) and Arm’s intellectual property in the Work Products (to be referred to as “Foreground IP”); and (ii) all its technology or material created or discovered before the date of this Agreement (the “Background IP”), for the purpose set forth in the SOW and as may otherwise be necessary to exploit or realise the benefit of the Services. Arm retains all right, title and interest in all its Work Products, Foreground IP and Background IP except as expressly licensed in this Section 8 or as further set out in the SOW. Nothing herein shall serve to preclude Arm Group from any right, title, or interest in and to its independently or contemporaneously developed technology, materials, designs, or processes.

b. SBG shall have no obligation to provide any ideas, suggestions or recommendations in relation to the Services (“Feedback”) to Arm. It is recognised that SBG may, under one or more specific SOWs, choose to voluntarily provide Feedback to Arm. If and to the extent the parties consider that, during the course of a specific SOW, SBG may offer Feedback of a technical engineering nature that also relate to Arm’s products or Arm’s services (“Technical Feedback”), then the parties agree to negotiate in good faith provisions to be included in the relevant SOW which recognise that in cases where Arm continues to freely develop its own products and services outside of the scope of the SOW, it will need to be able to do so without risk of being contaminated or IP blocked by the fact that Technical Feedback has been provided. If Feedback of any other nature is freely provided by SBG then, unless separately provided for in a specific SOW, that Feedback may only be used to the extent necessary for Arm to perform the Services.

9. Independent Contractor; No Employee Benefits; No Acquired Employment Rights. Arm agrees that it is an independent contractor solely responsible for the manner and hours in which Services are performed and for the employment or engagement of the Consultants, is solely responsible for all statutory, regulatory or contractual obligations of any sort, and is not entitled to participate in any employee benefit plans, group insurance arrangements or similar programs of SBG solely by entering into this Agreement. Arm further agrees that SBG shall not be obliged to arrange, maintain or fund any insurance policies for the benefit of Arm or any of the Consultants in relation to the Services. The parties do not intend that the employment of any Consultant (or any related rights or liabilities) shall transfer to SBG pursuant to the U.K. Transfer of Undertakings (Protection of Employment) Regulations 2006 or any laws or regulations having similar effect in any other jurisdiction by virtue of the commencement or termination of any Services provided under this Agreement or any SOW.

10. Compliance. For the avoidance of doubt, the Services do not and are not intended to constitute regulated activities for the purposes of the UK Financial Services and Markets Act 2000 (as amended) (“Regulated Activities”). Arm will not provide any services under this Agreement, whether as the Services or otherwise, that constitute Regulated Activities. As such, Arm employees, including the Consultants, shall not, and the Company shall not, cause or instruct any Arm employee, including the Consultants, to perform Regulated Activities under this Agreement.

11. Anti-bribery. Arm shall not, and the Company shall not cause or instruct Arm or any of its employees, including the Consultants, to corruptly offer, promise or give anything of value, whether directly or indirectly:

a. To any person, including to a foreign public official, with the intention of influencing that or another person to perform his or her function improperly in order to obtain or retain business or commercial advantage for the Company or any of its affiliates or portfolio companies;

b. To a foreign public official to induce a routine governmental action, such as a facilitation payment; or

c. To a foreign public official for any reason without the prior written consent of the Company.

12. Anti-Corruption Compliance Program. Arm shall conduct the Services in strict compliance with the Foreign Corrupt Practices Act of 1997 as amended from time to time, the U.K. Bribery Act 2010, the U.K. Criminal Finances Act 2017, and any other law, regulation, order, decree or directive of any jurisdiction relevant to the Company or Arm having the force of law and relating to corruption, bribery, kick-backs, or similar business practices (collectively, “Anti-Corruption Laws”). Arm will use commercially reasonable and good faith efforts to comply with the Company’s due diligence process, including providing requested information to demonstrate compliance with Anti-Corruption Laws. The Company shall not cause or instruct Arm or any of its employees, including the Consultants, to act in contravention of the foregoing.

13. Insider Dealing, Market Abuse and Personal Trading.

a. Arm acknowledges that Arm may from time to time be in possession of price-sensitive or otherwise material, non-public information (“MNPI”) relating to securities or their issuers, or other confidential or price-sensitive information, whether obtained while providing the Services or not. Arm shall not and shall procure that each Consultant does not use, or attempt to use, any information obtained while providing the Services to trade in securities for his or her own account or for that of a third party.

b. Arm acknowledges and shall advise each Consultant that the laws, rules and regulations of the United States, United Kingdom, Japan and other countries prohibit persons from trading in certain securities while in possession of MNPI relating to such securities or their issuers (“Insider Trading Laws”). Arm agrees to and shall procure that each Consultant comply with all Insider Trading Laws in matters related directly or indirectly to the Services or the Company.

14. General Provisions.

a. Governing Law; Jurisdiction. This Agreement is governed by, and shall be construed in accordance with, the laws of England and Wales. The parties hereto agree that any and all actions or proceedings seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought in the courts of England and Wales.

b. Entire Agreement; Amendments and Waivers. This Agreement (as supplemented by each SOW) sets forth the entire agreement and understanding between the parties relating to its subject matter and supersedes all prior discussions and agreements (whether oral or written) between the parties with respect thereto. No amendments or waivers to this Agreement or any SOW will be effective unless in writing and signed by the party against whom such amendment or waiver is to be enforced. The failure of either party to enforce its rights under this Agreement at any time for any period will not be construed as a waiver of such rights.

c. Severability. If any provision of this Agreement is deemed void or unenforceable, such provision will nevertheless be enforced to the fullest extent allowed by law, and the validity of the remainder of this Agreement will not be affected.

d. Successors and Assigns. Neither party may assign, transfer or subcontract any obligations under this Agreement without the prior written consent of the other party; provided, that each party may assign its rights and obligations under this Agreement in whole or part to any directly or indirectly wholly-owned subsidiary of such Party. Subject to the foregoing, this Agreement will be binding upon the respective party’s heirs, executors, administrators and other legal representatives, and the respective party’s successors and permitted assigns.

e. Remedies. Each party acknowledges and agrees that violation of this Agreement may cause the other party irreparable harm and that the other party will therefore be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security, in addition to any other rights or remedies that the other party may have for a breach of this Agreement. If any party brings any suit, action, counterclaim or arbitration to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to recover a reasonable allowance for attorneys’ fees and litigation expenses in addition to court costs.

f. Notices. All notices under this Agreement must be in writing and will be deemed given when delivered personally or by confirmed facsimile or email, one (1) day after being sent by nationally recognized courier service, or three (3) days after being sent by prepaid certified mail, to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other party by written notice.

g. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf file) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid an effective for all purposes.

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IN WITNESS WHEREOF, the parties have entered into this Consulting Agreement as of the first date set forth above.

COMPANY:

By:	/s/ Masayoshi Son [By Seal]
(Signature or corporate seal)

Name:	Masayoshi Son
Title:	Representative Director,
Corporate Officer, Chairman & CEO

Address:
1-7-1 Kaigan, Minato-ku,
Tokyo, Japan 105-7537
Email Address: [***]

ARM:

By:	/s/ Kirsty Gill
(Signature)

Name:	Kirsty Gill
Title:	Chief People Officer

Address:
110 Fulbourn Rd, Cambridge, CB1
9NJ, UK

Email Address: [***]

Exhibit A – Form of Statement of Work

Statement of Work – Arm Limited

This Statement of Work (this “SOW”) is entered into between Arm Limited (“Arm”) and SoftBank Group Corp. (“SBG”) and is intended to supplement the terms of the Consulting Agreement, dated [•], 2023, between the parties hereto (the “Agreement”). Except as expressly set forth below, the terms and conditions of the Agreement shall apply in all respects to the Services to be provided hereunder.

Capitalized terms used but not defined below have the meanings specified in the Agreement.

1.

Consultant: The Services set forth below shall be provided by [Arm] [with [•] being the employees/consultants being designated to perform the Services] OR [on request by [SBG], insert certain individual employees/consultants of [Arm] or its subsidiaries] (each a “Consultant” and together, the “Consultants”).

2.	Services: The following Services shall be provided by [Arm] (or the Consultant or Consultants) to [SBG] and/or any affiliates designated by [SBG] (excluding [Arm] and its subsidiaries):

a.	[•].

3.	Start Date: [•], 202[•].

4.	End Date: The earlier of (a) the termination of this SOW by SBG, on [•] business days’ written notice to Arm, and (b) the [•] anniversary of the Start Date.

5.	Personal Data: [•].

6.	Reimbursement of expenses: [•].

7.	Hours Per Week: [•].

8.	Miscellaneous: [•].

IN WITNESS WHEREOF, the parties hereto have caused this SOW to be executed as of the above date.

Arm Limited	SoftBank Group Corp.

By:	By:
Name:	Name:
Title:	Title:

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